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                                                             Exhibit (b)(4)(iii)



                             GUARANTEED INCOME RIDER

This Rider is effective on the Rider Date. Election of this Rider is irrevocable and may only be terminated as provided in the Termination provisions below. It is a part of, and subject to, the other terms and conditions of the Contract.

DEFINITIONS

ANNUITANT                                   For the purposes of this Rider, the
                                            first Annuitant named will be
                                            referred to as Annuitant and the
                                            second Annuitant named, if any, will
                                            be referred to as Co-Annuitant. The
                                            Annuitant and Co-Annuitant are as
                                            designated on the Specifications
                                            Page, unless changed.

ELECTION DATE                               A date that you may elect to
                                            begin guaranteed income payments. An
                                            Election Date is the seventh or
                                            later Contract Anniversary following
                                            the Rider Date. Following the
                                            Step-Up Date, an Election Date is
                                            the seventh or later Contract
                                            Anniversary following the Step-Up
                                            Date.

INCOME BASE                                 The amount we will utilize to
                                            determine the Guaranteed Income
                                            Benefit.

MATURITY DATE                               The earliest of the date on which
                                            annuity benefits commence, or the
                                            date that the Guaranteed Income
                                            Benefit is exercised. It is the date
                                            specified on the Contract
                                            Specifications Page, unless changed.


RIDER DATE                                  The date of issue of this
                                            Rider as specified on the
                                            Specifications Page.

STEP-UP DATE                                The date of the Contract Anniversary
                                            that you most recently elected to
                                            step-up your Income Base to the
                                            Contract Value.

CHANGE OF ANNUITANT

The Annuitant may only be changed to an individual that is the same age or younger than the current Annuitant.

GUARANTEED INCOME BENEFIT

This Rider provides for a guaranteed minimum lifetime fixed income benefit. On the date that you exercise the Guaranteed Income Benefit, monthly income is determined by applying the Income Base to the Monthly Income Factors listed in this Rider. If more favorable to the Annuitant(s), monthly income will be determined by applying your Contract Value to the current fixed annuity payment rates in use by the Company on the date the Guaranteed Income Benefit is exercised.

CONDITIONS OF GUARANTEED INCOME BENEFIT

You may exercise the Guaranteed Income Benefit subject to both of the following conditions:

1.       Must be exercised within 30 days immediately following an Election
         Date.

2. Must be exercised no later than the Contract Anniversary immediately prior to the Annuitant's 85th birthday, or the tenth Contract Anniversary if later.

INCOME BASE

The Income Base is equal to (a) less (b), where (a) is the sum of all Payments made, accumulated at the Growth Factor starting on the date each Payment is allocated to the Contract, and (b) is the sum of Income Base reductions on a pro rata basis in connection with partial withdrawals taken, accumulated at the Growth Factor starting on the date each deduction occurs. The Growth Factor is specified on the Specifications Page. The Growth Factor is reduced to 0% once the Annuitant has attained age 85.

An Income Base reduction on a pro rata basis is equal to the Income Base immediately prior to a partial withdrawal multiplied by the percentage reduction in Contract Value resulting from a partial withdrawal.

Following a step-up of the Income Base, the Income Base is equal to the Contract Value on the Step-Up Date. For purposes of subsequent calculation of the Income Base, the Contract Value on the Step-Up Date will be treated as a
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Payment made on that date. In addition, all Payments made and all amounts deducted in connection with partial withdrawals prior to the Step-Up Date will not be considered in determination of the Income Base.

If this Rider is added after the Contract Date, the Income Base is equal to the Contract Value on the Rider Date. For purposes of subsequent calculation of the Income Base, the Contract Value on the Rider Date will be treated as a Payment made on that date. In addition, all Payments made and all amounts deducted in connection with partial withdrawals prior to the Rider Date will not be considered in determination of the Income Base.

The Income Base is also reduced for any Withdrawal Charge remaining on the date that you exercise the Guaranteed Income Benefit. We also reserve the right to reduce the Income Base for any premium taxes that may apply.

The Income Base is used solely for the purposes of calculating the Guaranteed Income Benefit and does not affect your Contract Value.

STEP-UP OF INCOME BASE

Within the 30 days immediately following any Contract Anniversary, you may elect to step-up the Income Base to the Contract Value on that Contract Anniversary by sending us a written request. Electing to step-up the Income Base will affect your Election Date.

MONTHLY INCOME FACTORS

The Income Base may be applied to Monthly Income Factors to purchase a guaranteed lifetime income under the following Options:

Option 1:         Life Annuity with a 10-Year Period Certain. We will make
                  payments for 10 years and after that during the lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the 10-year period certain.

Option 2:         Joint and Survivor with 20-Year Period Certain. We will
                  make payments for 20 years and after that during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the survivor of the Annuitant and Co-Annuitant or, if later, the end of the 20-year period certain.

The Monthly Income Factors on the attached tables show, for each $1,000 of Income Base applied, the dollar amount of the monthly income payment for select ages. Monthly Income Factors for ages not shown will be furnished upon request. The Monthly Income Factor used will depend upon the sex and age nearest birthday of the Annuitant and Co-Annuitant, if any. The Monthly Income Factors are based on the 1983 Individual Annuity Mortality Table "a" projected at Scale G with interest at the rate of 3% per annum.

INCOME RIDER FEE

To compensate us for assuming risks associated with the Guaranteed Income Benefit, we charge an annual Income Rider Fee. On or before the Maturity Date, the Income Rider Fee is deducted on each Contract Anniversary. The amount of the Income Rider Fee is equal to the Rider Fee Percentage shown on the Specifications Page multiplied by the Income Base in effect on that Contract Anniversary. It is withdrawn from each Investment Option in the same proportion that the value of the Investment Accounts of each Investment Option bears to the Contract Value.

If the Contract Value is totally withdrawn on any date other than the Contract Anniversary, we will deduct the Income Rider Fee from the amount paid. In the case of a total withdrawal, the Income Rider Fee is equal to the Rider Fee Percentage shown on the Contract Specifications Page multiplied by the Income Base immediately prior to total withdrawal. The Income Rider Fee will not be deducted during the annuity period. For purposes of determining the Income Rider Fee, the commencement of annuity payments shall be treated as a total withdrawal.

TERMINATION

This Rider will only terminate upon the earliest of (a) the Contract Anniversary immediately prior to the Annuitant's 85th birthday, or the tenth Contract Anniversary if later, (b) the total withdrawal of Contract Value, or (c) the benefit under this Rider is exercised.
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MISCELLANEOUS

Except as modified by this Rider, the Definitions, General Provisions and Ownership sections of the Contract also apply to this Rider. If this Rider is added after the Contract Date, its effective date will be the Rider Date stated in the Specifications Page. If this Rider is added at the time the Contract is issued, it will be effective on the Contract Date.

Endorsed on the Date of Issue of this Contract.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA




Vice-President
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                         TABLE OF MONTHLY INCOME FACTORS

               Amount of monthly payment per $1000 of Income Base

Option 1: Life Annuity with a 10-Year Period Certain

         -------------------------------------------            -------------------------------------------
            Age of                                                 Age of
           Annuitant        Male         Female                  Annuitant         Male          Female
         -------------------------------------------            -------------------------------------------
              55            4.21          3.87                       68            5.57           4.99
              56            4.29          3.94                       69            5.71           5.12
              57            4.37          4.00                       70            5.86           5.25
              58            4.45          4.07                       71            6.01           5.39
              59            4.54          4.14                       72            6.16           5.53
              60            4.63          4.21                       73            6.32           5.68
              61            4.73          4.29                       74            6.49           5.84
              62            4.84          4.38                       75            6.65           6.01
              63            4.94          4.47                       80            7.52           6.93
              64            5.06          4.56                       85            8.34           7.88
              65            5.18          4.66                       90            8.98           8.66
              66            5.30          4.76                       95            9.38           9.19
              67            5.43          4.88



     Option 2: Joint and Survivor Life Annuity with a 20-Year Period Certain

                                                    Age of Female Co-Annuitant
                  ----------------------------------------------------------------------------------
                     Age of
                      Male       10 Years      5 Years         Same        5 Years       10 Years
                   Annuitant      Younger      Younger         Age          Older         Older
                  ----------------------------------------------------------------------------------
                       55          3.32          3.46          3.60          3.74          3.86
                       56          3.35          3.50          3.65          3.79          3.92
                       57          3.39          3.54          3.70          3.85          3.99
                       58          3.42          3.58          3.75          3.91          4.05
                       59          3.46          3.63          3.81          3.97          4.12
                       60          3.51          3.68          3.86          4.04          4.19
                       61          3.55          3.73          3.92          4.11          4.26
                       62          3.59          3.79          3.99          4.18          4.34
                       63          3.64          3.84          4.05          4.25          4.41
                       64          3.69          3.90          4.12          4.33          4.49
                       65          3.74          3.96          4.19          4.40          4.57
                       66          3.80          4.03          4.27          4.48          4.64
                       67          3.85          4.10          4.34          4.56          4.72
                       68          3.91          4.17          4.42          4.64          4.79
                       69          3.97          4.24          4.50          4.72          4.87
                       70          4.04          4.31          4.58          4.80          4.94
                       71          4.10          4.39          4.66          4.88          5.01
                       72          4.17          4.47          4.74          4.95          5.07
                       73          4.24          4.54          4.82          5.02          5.13
                       74          4.31          4.62          4.90          5.08          5.19
                       75          4.39          4.70          4.97          5.15          5.24
                       80          4.77          5.07          5.27          5.38          5.41
                       85          5.11          5.32          5.44          5.48          5.49
                       90          5.34          5.46          5.50          5.51          5.51
                       95          5.46          5.50          5.51          5.51          5.51

   Monthly Income Factors for ages not shown will be furnished upon request.